Exhibit (a)(5)(C)

FlexShopper Commences Offer to Exchange

Common Stock for any and all Outstanding Public Warrants

BOCA RATON, FLORIDA (January 6, 2020) — FlexShopper, Inc. (Nasdaq: FPAY, FPAYW) (the “Company,” “we” or “our”) today announced that it has commenced an offer to exchange (“Offer to Exchange”) 0.62 shares of the Company’s common stock (the “Shares”) for each outstanding Public Warrant originally issued in a registered offering, as further described below.

The Offer to Exchange commenced today and will expire, unless extended, at 5:00 p.m., Eastern time, on February 4, 2020. Tenders of Public Warrants must be made prior to the expiration of the Offer to Exchange and may be withdrawn at any time prior to the expiration of the Offer to Exchange. Any and all outstanding Public Warrants are eligible to be tendered pursuant to the Offer.

As reported in a Form 8-K filed on December 30, 2019, holders of at least 50.1% of the outstanding Public Warrants (each a “Holder”) have agreed to the warrant exchange terms. Warrants not exchanged pursuant to the Offer will be converted into Shares at a rate of 0.56 of a share of our common stock per Public Warrant, which is 10% less than the exchange rate applicable to the Offer (the “Warrant Amendment”) and following the completion of the Offer and Conversion, the Public Warrants will be delisted.

The Offer to Exchange is not conditioned on the tender of any minimum number of Public Warrants. The Company will exchange all Public Warrants properly tendered and not properly withdrawn prior to the expiration of the Offer to Exchange, as described in the Offer to Exchange Letter that is filed with the SEC under cover of Schedule TO and being distributed to Public Warrant holders. The Offer to Exchange is, however, subject to certain customary conditions, as described in the Offer to Exchange Letter.

None of the Company, its board of directors, officers or employees makes any recommendations to Public Warrant holders as to whether to tender or refrain from tendering their Public Warrants pursuant to the Offer to Exchange. Public Warrant holders must decide how many Public Warrants they will tender, if any.

The information agent for the Offer to Exchange is Morrow Sodali. The depositary for the Offer to Exchange is Continental Stock Transfer & Trust Company. The Offer to Exchange, Letter of Transmittal and related documents are being delivered to Public Warrant holders of record and will be made available for distribution to beneficial owners of the Public Warrants.

Additional Information

This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to sell the Public Warrants or an offer to sell or a solicitation to buy any shares of the Company’s common stock. The Offer to Exchange described above is made only pursuant to a Tender Offer Statement on Schedule TO and related exhibits, including the Offer to Exchange Letter, Letter of Transmittal and other related documents, filed with the SEC. Public Warrant holders should read carefully the Tender Offer Statement on Schedule TO, Offer to Exchange Letter, Letter of Transmittal and related exhibits, as they contain important information about the Offer to Exchange. Public Warrant holders can obtain these documents free of charge from the SEC’s website at www.sec.gov, or by directing a request to the information agent for the Offer to Exchange, Morrow Sodali, toll-free (800) 662-5200 (banks and brokerage firms, please call (203) 658-9400).

About FlexShopper, Inc.

FlexShopper, Inc. enables consumers to shop for brand name electronics, home furnishings and other durable goods on a lease-to-own (LTO) basis through its e-commerce marketplace (www.FlexShopper.com), as well as its patented and patent pending systems. FlexShopper also provides LTO technology platforms to retailers and e-retailers to facilitate transactions with consumers that want to acquire their products, but do not have sufficient cash or credit. FlexShopper approves consumers utilizing its proprietary consumer screening model, collects from consumers under an LTO contract and funds the LTO transactions by paying merchants for the goods.

Forward-Looking Statements

In addition to historical information, this release may contain a number of “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, without limitation, information concerning completion of the Offer to Exchange, the terms and timing of the Offer to Exchange, and the impact of completion of the Offer to Exchange. The Company may modify the terms or timing of the Offer to Exchange with requisite notice. These statements are based on the Company’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events. When used in this press release, the words “may,” “expect,” “estimate,” “project,” “purpose,” “plan,” “believe,” “intend,” “anticipate,” “will,” “continue,” “potential,” “should,” “could,” and similar terms and phrases are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events, and it is possible that the results described in this release will not be achieved. These forward-looking statements are subject to certain risks, uncertainties and assumptions, including those identified in this release or disclosed from time to time in the Company’s filings with the SEC. Factors that could cause actual results to differ from the Company’s expectations include changes in market conditions, actions by holders of Public Warrants and other investors, changes in demand for our services, availability of financing and capital, the Company’s liquidity, the Company’s compliance with covenants under its credit agreement, and other factors described in the Company’s public disclosures and filings with the SEC, including those described under “Item 1A. Risk Factors” in our annual report on Form 10-K filed with the SEC on March 11, 2019. As a result of these factors, actual results may differ materially from those indicated or implied by forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by federal securities law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:

Jeremy Hellman

Vice President

The Equity Group

212-836-9626

jhellman@equityny.com

FlexShopper, Inc.

Investor Relations

ir@flexshopper.com